                                                                   Exhibit 4(d)

  MultiOption Guide B Series
  Individual Variable Annuity                                          LOGO

  Minnesota Life Insurance Company - A Securian Company     Fax 651-665-7942
  Annuity Services . A3-9999                                1-800-362-3141
  400 Robert Street North . St. Paul, Minnesota 55101-2098  www.securian.com
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            Read Your Contract Carefully - This is A Legal Contract

We promise to pay the benefits described by this contract subject to its provisions. We make this promise and issue this contract in consideration of the application for it and the receipt of a Purchase Payment. The Owner and the Beneficiary are as named in the application unless they are changed as provided for in this contract.

           Notice of Your Right to Examine This Contract for 20 Days

It is important to us that you are satisfied with this contract. If you are not satisfied, you may return the contract to us or to your sales representative within 20 days of its receipt or 30 days where required. If you exercise this right, you will receive the Contract Value of this contract plus any fees or charges deducted from the Purchase Payments. We will pay this refund within 7 days after we receive your notice of cancellation.

Signed for Minnesota Life Insurance Company at St. Paul, Minnesota on the Contract Date.

 /s/ Dennis E. Prohofsky                                /s/ Robert L. Senkler
 Secretary                                              President

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT, ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. THE VARIABLE ACCOUNT INFORMATION MAY BE FOUND ON PAGE 4.

THIS CONTRACT CONTAINS A DEFERRED SALES CHARGE AS DESCRIBED ON PAGE 7. IT ALSO INCLUDES A BENEFIT TO WAIVE THE DEFERRED SALES CHARGE UNDER QUALIFYING HOSPITAL, MEDICAL CARE, AND TERMINAL CONDITION EVENTS AS DESCRIBED ON PAGES 10 and 11.

    .  Flexible Payment Deferred Variable Annuity Contract

    .  Fixed or Variable Annuity Payment Benefits

    .  A Nonparticipating Contract

              ICC12-70232

CONTRACT INDEX

Alphabetical Index to the Provisions of Your Contract

                                                      Page
                     Allocation of Purchase Payments     6
                     Amount Payable at Death            13
                     Annuity Payment Benefits           11
                     Assignment                          5
                     Beneficiary                         2
                     Contract Charges                    7
                     Contract Value                      8
                     Death Benefits                     12
                     Definitions                         2
                     General Provisions                  4
                     Misstatement                        4
                     Purchase Payments                   6
                     Transfer Provisions                 9
                     Transfers                           9
                     Withdrawal and Surrender           10

                  MULTIOPTION GUIDE B SERIES VARIABLE ANNUITY
               CONTRACT DATA PAGE - EFFECTIVE [October 1, 2012]

Contract Number: [A123456]                          Contract Date: [October 1, 2012]

Owner: [John Doe]                                   Maturity Date: [October 1, 2057]

Joint Owner:                                        Jurisdiction:    [Your State]

Annuitant: [John Doe]                  Gender: [M]  Date of Birth:  [October 1, 1962]

Joint Annuitant:                       Gender:      Date of Birth:

Plan: [Non-Qualified]                               Initial Purchase Payment: [$10,000]

Insurance Department Contact Information:
[xxx-xxx-xxxx]

Guaranteed Interest Options:

   Dollar Cost Averaging (DCA) Fixed Account Options:................ [6 months and 12 months]
   Fixed Account (only available for fixed Annuity Payments).........

Guaranteed Interest Options Guaranteed Minimum Annual Interest Rate:  [1.00%]

Variable Account(s):                                                  Variable Annuity Account

Minimum Subsequent Purchase Payment:                                  [$500]
Maximum Cumulative Purchase Payment:                                  [$1,000,000]

                                      Years Since Purchase Payment
                              -------------------------------------------
                              0-1 1-2 2-3 3-4 4-5 5-6 6-7 7 and thereafter
                              --- --- --- --- --- --- --- ----------------
      Deferred Sales Charge:
                               8%  8%  7%  6%  5%  4%  3%        0%

The deferred sales charge is applied to Purchase Payments withdrawn or surrendered from this contract. The deferred sales charge may be waived under qualifying hospital, medical care, and terminal condition events as described on pages 10 and 11. This waiver of deferred sales charge is available at the later of the first Contract Anniversary or one year following a change of Owner.

Annual Maintenance Fee

A fee of [$50] will be applied on each Contract Anniversary and at surrender when the greater of: (a) Contract Value; or (b) Purchase Payments less withdrawals is less than [$50,000]. The annual maintenance fee will be deducted on a pro-rata basis from the Contract Values in the Variable Account.

Transfer Charge

A maximum charge of $10 will be deducted from the transfer amount when the frequency of transfers exceeds twelve per Contract Year.

Charges to the Variable Account

A daily charge deducted from any portion of the Contract Value allocated to the Variable Account. The deduction is the daily equivalent of the annual percentage shown below:

   Administrative Charge:........................................... [0.15%]
   Mortality and Expense Risk Charge prior to Annuity Commencement:. [1.20%]
   Mortality and Expense Risk Charge after Annuity Commencement:.... [1.20%]

Optional Riders and Charges

[None]

              ICC12-70232                       Minnesota Life 1

Definitions

Accumulation Unit

An accounting unit of measure used to calculate the value of a Sub-Account of this contract before Annuity Payments begin.

Annuitant

The natural person(s) named as Annuitant upon whose lifetime Annuity Payment benefits will be determined under this contract. An Annuitant's life may also be used to determine the value of death benefits and to determine the Maturity Date. If the Annuitant is not the Owner and dies prior to the Annuity Commencement Date, the Owner may name a new Annuitant if the Owner is a natural person. If a new Annuitant is not named, the youngest Owner will become the Annuitant. If the Owner is not a natural person and the Annuitant dies prior to the Annuity Commencement Date, the death will be treated as the death of the Owner as described in the "Death Benefits" section of the contract.

Annuity Commencement Date

The date on which Annuity Payments are elected to begin. This may be the Maturity Date or a date you select prior to the Maturity Date.

Annuity Payments

A series of payments for one of the following periods of time: the life of the Annuitant; the life of the Annuitant with a minimum number of payments; joint lifetime of the Joint Annuitants and thereafter during the lifetime of the survivor; or, payments for a designated period. Annuity Payments made at regular intervals are due and payable on dates agreed upon between you and us.

Annuity Unit

An accounting unit of measure used to calculate the value of Annuity Payments under a variable Annuity Payment option.

Assumed Investment Return ("AIR")

The annual investment return used to determine the initial variable Annuity Payment under this contract. One or more rates may be available for election at the Annuity Commencement Date.

Beneficiary

The person, persons or entity designated to receive any death benefit proceeds payable on the death of any Owner prior to the Annuity Commencement Date; or to receive any remaining annuity benefits payable on the death of the Annuitant after the Annuity Commencement Date. The Beneficiary will be the first person on the following list who is alive on the date of death: a surviving Owner (if any), the primary (class 1) Beneficiary, the secondary (class 2) Beneficiary or, if none of the above is alive, your estate.

Contract Anniversary

The same day and month as the Contract Date for each succeeding year of this contract.

Contract Date

The effective date of this contract. It is also the date from which we determine Contract Anniversaries and Contract Years.

Contract Value

The sum of your values in the DCA Fixed Account, Fixed Account, and the Sub-Accounts of the Variable Account on any Valuation Date prior to the Annuity Commencement Date.

Contract Year

A period of one year beginning with the Contract Date or Contract Anniversary.

Dollar Cost Averaging ("DCA") Fixed Account

The DCA Fixed Account provides dollar cost averaging (DCA) options that are available for Purchase Payment allocations. Any Purchase Payments allocated to a DCA Fixed Account option will be transferred in approximately equal installments to your selected Sub-Accounts of the Variable Account over a specific time period based on the DCA Fixed Account option elected. Making transfers in this fashion is also known as dollar cost averaging. Amounts allocated to the DCA Fixed Account options are part of our General Account. You may not transfer amounts from the Fixed Account or the Sub-Accounts to the DCA Fixed Account.

              ICC12-70232                       Minnesota Life 2

Fixed Account

The Fixed Account is only available for fixed dollar Annuity Payments. You may not elect to transfer amounts to the Fixed Account. If you elect fixed dollar Annuity Payments, your Contract Value will automatically be transferred to the Fixed Account as of the date we receive your Written Request electing Annuity Payments. For any period prior to the date amounts are applied to provide Annuity Payments, interest will be credited on amounts in the Fixed Account at an annual rate at least equal to the guaranteed rate shown on page one. Amounts in the Fixed Account are part of our General Account.

Fund

The mutual fund or separate investment portfolio within a series mutual fund which is designated as an eligible investment for a Sub-Account of the Variable Account.

General Account

All assets of Minnesota Life other than those allocated to separate accounts established by us. We have exclusive and absolute ownership of the assets of the General Account.

Guaranteed Interest Option

A type of investment option that provides an interest rate guaranteed for a specified period of time. The options available as of the Contract Date are shown on page one.

Joint Annuitant

The person named as Joint Annuitant upon whose life, together with the Annuitant, Annuity Payments may be determined. If Joint Annuitants are named, all references to Annuitant shall mean the Joint Annuitants.

Joint Owner

If more than one Owner has been designated, each Owner shall be a Joint Owner of the contract. Joint Owners have equal ownership rights and must both authorize any exercising of those ownership rights unless otherwise permitted by us. When two people are named as Joint Owners, the term "Owner" means the Joint Owners or the survivor. Joint Owners are not permitted if the Owner is not a natural person.

Maturity Date

The date this contract matures. The Maturity Date will be the first of the month on or following the oldest Annuitant's 95th birthday.

Minnesota Life ("we", "our", "us")

Minnesota Life Insurance Company.

Non-Qualified Contract

A contract other than a Qualified Contract.

Owner ("you", "your", "yours")

The person(s) who has (have) all rights under this contract. The contract may be owned by natural persons, or by a corporation, trust, or custodial account that holds the contract as agent for the sole benefit of a natural person(s).

Purchase Payments

Amounts paid to us as consideration for the benefits provided by this contract.

Qualified Contract

A contract issued to a retirement plan or arrangement that receives favorable tax treatment under Section 401, 404, 408, 408A and 457 of the Internal Revenue Code, as amended.

Sub-Account

The subdivisions of the Variable Account to which you may allocate your Purchase Payments or transfers. The assets of the Sub-Accounts are invested in the corresponding Funds.

Surrender Value

The amount payable to you on surrender of this contract. The Surrender Value is equal to the Contract Value less the annual maintenance fee, deferred sales charge, and optional rider charges, if any.

Valuation Date

Any date on which a Fund is valued.

              ICC12-70232                       Minnesota Life 3

Valuation Period

The period between successive Valuation Dates.

Variable Account

The separate investment account(s) named on page one and used for this class of contracts under Minnesota law. The Variable Account is comprised of several Sub-Accounts. The assets of the Variable Account are ours and are not subject to claims arising out of any other business of ours. The incomes, gains and losses, whether or not realized from assets allocated to the Variable Account shall be credited to or charged against such account without regard to other income, gains, or losses of ours.

Written Request

A written notice, signed by you, in a form approved by or acceptable to us. In some cases, we may require that this contract be sent in with your Written Request.

General Provisions

Entire Contract

This contract and any amendments, endorsements, riders or application attached thereto, contain the entire contract between you and us. Any statements made in the application either by you or the Annuitant will, in the absence of fraud, be considered representations and not warranties.

Any additional rider or agreement attached to this contract will become part of this contract. It will be subject to the terms and conditions of this contract unless we state otherwise in the rider or agreement.

Modification of Contract

Modifications to this contract or any waiver of our rights or requirements under this contract can only be made by the written authorization of an officer of Minnesota Life. No representative or other person has the authority to change or waive any provisions of this contract. No modification will adversely affect your rights under this contract unless the modification is made to comply with a law or government regulation. You will have the right to accept or reject such a modification.

Change in Variable Account Operation

At our election and subject to any necessary vote by persons having the right to give instructions on the voting of the Fund shares held by the Sub-Accounts, the Variable Account:

..   may be operated as a management company under the Investment Company Act of
    1940 or any other form permitted by law;

..   may be de-registered under the Investment Company Act of 1940 in the event registration is no longer required; or

..   may be combined with one or more separate accounts.

We also reserve the right, subject to any applicable law, to make certain changes including the right to add, eliminate, or substitute any Fund offered under the contract. Substitution may be with respect to existing Contract Values, future Purchase Payments and/or future Annuity Payments. No transfer of assets from one separate account to another affecting Owners of contracts delivered in a given state can be made except, where required, with the approval of the Insurance Commissioner of that state.

Reports to Owners

At least annually, we will send you a report that will show the beginning and the end dates for the current report period, your beginning and ending Contract Value, the ending Surrender Value, death benefit, a summary of transactions, any fees or charges incurred since the last report, and any other information that may be required. Values will be as of a date within two months of its mailing. Additional reports are available to you upon request at a cost of not more than $35 per report.

Misstatement of Age or Sex

If the age or sex of the Owner or Annuitant has been misstated, we will adjust the benefits and amounts payable under this contract to those that would have been paid based upon the corrected age or sex. In the case of an overpayment, we may either deduct the required amount from future payments under this contract; or, we may require you to pay us the difference; or we may do both until we are fully repaid. In the case of an underpayment, we will pay the difference in a lump sum. Overpayments and underpayments will be charged or credited with an annual effective interest rate of 2.00%.

              ICC12-70232                       Minnesota Life 4

Proof of Age, Sex, or Survival

We may require satisfactory proof of correct age and sex when Annuity Payments begin or when an optional benefit rider is elected. We have the right to require proof of the life or death of any person on whose life or death determines whether, to whom, and how much we must pay any benefits under this contract or optional benefit riders.

Delay of Payments

Generally, we will make payment within seven days from our receipt of the Written Request . Payment of amounts from the Variable Account may be delayed under certain circumstances. These include:

..   a closing of the New York Stock Exchange other than on a regular holiday or weekend;

..   a trading restriction by the Securities and Exchange Commission; or

..   an emergency declared by the Securities and Exchange Commission.

After making written request and receiving written approval from the Insurance Commissioner, where required, we reserve the right to delay payments or transfers from the DCA Fixed Account, or Fixed Account, for up to six months after we receive your Written Request. If such delay occurs, we will notify you of the specific date the transaction will occur, the reason for the delay, and the value of the transaction as of the date we receive your request.

Conformity with Interstate Insurance Product Regulation Commission Standards

This contract was approved under the authority of the Interstate Insurance Product Regulation Commission and issued under the Commission standards. Any provision of the contract which is in conflict with Interstate Insurance Product Regulation Commission standards for this product type is hereby amended to conform to the Interstate Insurance Product Regulation Commission standards for this product type as of the approval date.

Basis of Values

Any paid-up annuity, Surrender Value, or death benefits that may be available for this contract are not less than the minimum benefits required by Section 7 of the NAIC Model Variable Annuity Regulation, model #250.

Incontestability

We will not contest this contract except in the event of fraud in the procurement of the contract, where permitted by applicable law in the state in which the contract is issued.

Change of Owner or Annuitant

You may change the Owner at any time. The Annuitant may change at any time prior to the Annuity Commencement Date. However, if the Owner of this contract is not a natural person, such as a trust or other entity, an Annuitant cannot be changed or added. A change of ownership may cause a taxable event.

To change the Owner or Annuitant, we must receive the Written Request at our home office. Any new Owner or Annuitant must meet our issue requirements in effect on the Valuation Date we receive your Written Request. The change will take effect as of the date the Written Request was signed, whether or not you are living at the time of our receipt. We are not liable for any payment, settlement, or tax reporting made by us before such change is recorded at our home office.

The new Owner or Annuitant is subject to the terms and conditions of the contract.

Assignment

Unless this contract provides otherwise, you may assign all rights to this contract. We will not be bound by any assignment until we have received the Written Request at our home office. The assignment will take effect as of the date you signed the request but will not apply to any payment or action taken by us prior to our receipt of the request. We are not responsible for the validity of any assignment. If the contract is absolutely assigned, the assignee becomes the new Owner. The new Owner is subject to the terms and conditions of the contract. Any change of ownership may cause a taxable event. You should consult your tax advisor to determine the tax consequences of an assignment before taking any action.

Any proceeds payable to an assignee will be paid in a single sum. Any claim made by an assignee will be subject to proof of the assignee's interest and the extent of the assignment. If this contract is a Qualified Contract, then it may not be assigned, pledged, or otherwise transferred except under such conditions as may be allowed under applicable law.

Claims of Creditors

To the extent permitted by law, no benefit provided by this contract will be subject to any creditor's claim or process of law.

              ICC12-70232                       Minnesota Life 5

Non-Participating

This contract is non-participating. No dividends will be paid under this contract.

Contract Termination

This contract will terminate on the earliest of these conditions:

..   you withdraw the entire Surrender Value;

..   the Owner dies and any death benefit due has been paid;

..   Annuity Payments cease.

We may cancel a contract if you do not make any Purchase Payments for a period of two or more full Contract Years and both (a) the total Purchase Payments, less any withdrawals and associated charges, and (b) the Contract Value are less than $2,000. If such a cancellation takes place, we will pay the Contract Value to you.

Voting Rights

If you have Variable Account Accumulation or Annuity Units under this contract, you may direct us with respect to the voting rights of Fund shares held by us and attributable to this contract where shareholder approval is required by law.

Purchase Payments

Flexible Purchase Payments

Purchase Payments are credited to the contract on the Valuation Date coincident with or next following the day they are received in our home office. If they are received on a day that is not a Valuation Date, those amounts will be credited on the next Valuation Date.

This is a flexible premium contract and you may choose when to make additional Purchase Payments. You may make additional Purchase Payments at any time before the Annuity Commencement Date, while the Owner is still living, and this contract is in force. We may permit your employer to remit Purchase Payments on your behalf. Additional Purchase Payments may not be made during periods in which you are eligible for a withdrawal or surrender without charge due to your confinement in a hospital or medical care facility or in the event you are diagnosed with a terminal condition. These provisions are described in the "Withdrawal and Surrender" section of this contract.

Automatic Payment Plans

We may permit you to establish an automatic payment plan providing your bank or other financial institution consents to have your Purchase Payments automatically withdrawn from your account and paid directly to us.

Purchase Payment Limitations

The minimum Purchase Payment is $10,000. The initial Purchase Payment is shown on page one. Total Purchase Payments may not exceed the Maximum Cumulative Purchase Payments shown on page one for the same Owner or Annuitant without our prior consent. We reserve the right to not accept any Purchase Payment. You may have Purchase Payments in only one DCA Fixed Account option at any given time. Any subsequent Purchase Payments must be at least equal to the amount shown on page one. These minimums may not apply under certain automatic or group payment plans that may be established and agreed to by us.

Deductions From Purchase Payments

Generally, there are no deductions made from the Purchase Payments. However, we reserve the right to make a deduction from the Purchase Payments for state premium taxes, where applicable.

Allocation of Purchase Payments

Purchase Payments are allocated to a DCA Fixed Account option or the Sub-Accounts of the Variable Account as you direct. However, the DCA Fixed Account options are not available under automatic payment plans. The Fixed Account is not available for Purchase Payment allocations. You may change your allocation for future Purchase Payments by Written Request or by telephone where permitted. Purchase Payments received with incomplete allocation instructions will be returned in full if we cannot credit them within five valuation days after receipt.

DCA Fixed Account

Purchase Payments allocated to a DCA Fixed Account option will be transferred in approximately equal installments to the Sub-Accounts of the Variable Account over a specific time period. These transfers allow you to dollar cost average your Purchase Payments to your selected Sub-Accounts. The time period will be based on the DCA Fixed Account option you select. Interest will be credited on amounts in a DCA Fixed Account option at an annual rate at least equal to the guaranteed interest rate shown on page one.

              ICC12-70232                       Minnesota Life 6

Additional Purchase Payments may be allocated to the DCA Fixed Account option elected and will then be transferred out to the designated Sub-Accounts over the remainder of the existing period. After the end of the period or when all Purchase Payments and interest in the DCA Fixed Account have been transferred out, you may allocate additional Purchase Payments to the same or a different DCA Fixed Account option and a new period will begin.

To the extent permitted by law, we reserve the right at any time to offer DCA Fixed Account options that differ from those shown on page one. We also reserve the right at any time to stop accepting new Purchase Payments for a particular option.

Variable Account

The Variable Account is made up of Sub-Accounts. Each Sub-Account invests its assets in a corresponding Fund at the Fund's net asset value. Purchase Payments are allocated to Sub-Accounts in accordance with your instructions or in accordance with the terms of this contract. They may also be allocated to any other Sub-Account that may be established by us under the Variable Account for contracts of this class.

Contract Charges

Deferred Sales Charge

The deferred sales charge may be assessed upon withdrawal or surrender of Purchase Payments. It applies during the seven-year period following the receipt of each Purchase Payment. The amount withdrawn plus any deferred sales charge is deducted from the Contract Value. The amount of the deferred sales charge is determined from the percentages shown in the table below. For purposes of determining the amount of deferred sales charge, Purchase Payments will be withdrawn on a first-in, first-out basis.

                                      Years Since Purchase Payment
                              -------------------------------------------
                              0-1 1-2 2-3 3-4 4-5 5-6 6-7 7 and thereafter
                              --- --- --- --- --- --- --- ----------------
      Deferred Sales Charge:
                              8%. 8%. 7%. 6%. 5%. 4%. 3%.        0%.......

The amount of the deferred sales charge is determined by: (a) calculating the number of years each Purchase Payment being withdrawn has been in the contract;
(b) multiplying each Purchase Payment being withdrawn by the appropriate deferred sales charge percentage from the table; and (c) adding the deferred sales charge from all Purchase Payments calculated in (b).

Free Withdrawal Amount

Each Contract Year, you may withdraw a portion of your Contract Value free from any deferred sales charge. This amount is called the "free withdrawal amount". The free withdrawal amount is equal to 10% of any Purchase Payments not previously withdrawn and received in the current Contract Year plus the greater of:

    (a)Contract Value less Purchase Payments not previously withdrawn each as of the most recent Contract Anniversary; or

    (b)10% of the sum of Purchase Payments not previously withdrawn and still subject to deferred sales charge as of the most recent Contract Anniversary.

The deferred sales charge will not apply to amounts in excess of the free withdrawal amount described above if withdrawn in any Contract Year to satisfy the IRS required minimum distribution for this contract. However, if you withdraw the required minimum distribution for two calendar years in a single Contract Year, deferred sales charge may apply. Applicable contracts include those issued pursuant to a retirement plan under the provisions of Section 401, 404, 408, or 457 of the Internal Revenue Code. Amounts withdrawn to satisfy the required minimum distribution for this contract will reduce the free withdrawal amount available for the Contract Year. We reserve the right to modify or eliminate the amount available for withdrawal without charge under required minimum distribution if there is any change to the Internal Revenue Code or regulations regarding required minimum distribution, including guidance issued by the IRS. We will provide you 30 days written notice of any modifications or termination of this provision.

              ICC12-70232                       Minnesota Life 7

Waiver of Deferred Sales Charge

The deferred sales charge will not apply to:

..   Amounts payable as a death benefit.

..   Amounts applied to provide Annuity Payments under an Annuity Payment option.

..   A withdrawal or surrender requested after the first Contract Anniversary if you are confined to a hospital or medical care facility as defined in the "Withdrawal and Surrender" section of this contract.

..   A withdrawal or surrender requested after the first Contract Anniversary if you are diagnosed with a terminal condition as defined in the "Withdrawal and Surrender" section of this contract.

..   Amounts withdrawn to pay the annual maintenance fee, transfer charge, or periodic charges for optional benefit riders.

Annual Maintenance Fee

An annual maintenance fee will apply as shown on page one.

Transfer Charge

We reserve the right to deduct a transfer charge, not to exceed $10, for each transfer when such transfer requests exceed twelve per Contract Year. If applied, this charge will reduce the amount of your transfer.

Mortality and Expense Risk Charge

This charge compensates us for the risks we assume in providing mortality guarantees under this contract and that deductions provided for in this contract will be sufficient to cover our actual expenses. Actual results incurred by us will not adversely affect any payments or values under this contract. The charge is deducted from the Sub-Accounts of the Variable Account at the daily equivalent of the annual rate shown on page one.

Administrative Charge

The administrative charge compensates us for administrative expenses incurred by us. The charge is deducted from the Sub-Accounts of the Variable Account at the daily equivalent of the annual rate shown on page one.

Contract Value

Determination of Contract Value

Your Contract Value is the sum of your values, determined separately for the DCA Fixed Account, Fixed Account and for each Sub-Account of the Variable Account on any Valuation Date prior to the Annuity Commencement Date.

In the DCA Fixed Account, your value is the sum of all Purchase Payments allocated to a DCA Fixed Account option plus interest, less any transfers, withdrawals, or amounts applied to provide Annuity Payments from the DCA Fixed Account option, and any previously applied deferred sales charge or fees.

In the Fixed Account, your value is the sum of all transfers to the Fixed Account plus interest, less any transfers, withdrawals, or amounts applied to provide Annuity Payments from the Fixed Account, and any previously applied deferred sales charge or fees.

We will credit interest on values in the DCA Fixed Account and Fixed Account on a daily basis. Interest will be credited from the Valuation Date on which a Purchase Payment is applied to the DCA Fixed Account or values are transferred into the Fixed Account until the date of withdrawal, surrender, transfer, or application to provide Annuity Payments.

In the Variable Account, your value in each Sub-Account is the current number of your Accumulation Units multiplied by the Accumulation Unit value.

Accumulation Units

The number of Accumulation Units credited with respect to each Purchase Payment or transfer is determined by dividing the portion of the Purchase Payment or transfer, respectively, allocated to each Sub-Account by the then current Accumulation Unit value for that Sub-Account. Once determined, the number of Accumulation Units will not be affected by changes in the Accumulation Unit value. However, the total number of Accumulation Units for a Sub-Account will be affected by future contract transactions including that Sub-Account. Subsequent Purchase Payments and transfers to each Sub-Account will increase the units of that Sub-Account. Deductions for annual maintenance fees, periodic charges for optional rider benefits, deferred sales charge, and transfers, withdrawals, or amounts applied to provide Annuity Payments, from each Sub-Account will decrease the units of that Sub-Account.

              ICC12-70232                       Minnesota Life 8

The Accumulation Unit value may increase or decrease on each Valuation Date. The amount of any increase or decrease will depend on the net investment experience of the Sub-Account of the Variable Account during the Valuation Period. The value of an Accumulation Unit for each Sub-Account is set to an initial value (e.g., $1.00) on the first Valuation Date. For any subsequent Valuation Date, its value is equal to its value on the preceding Valuation Date multiplied by the net investment factor for that Sub-Account for the Valuation Period ending on the subsequent Valuation Date.

Net Investment Factor

The net investment factor for a Valuation Period is the gross investment rate for such Valuation Period, less a deduction for the charges to the Variable Account including any applicable optional benefit riders as shown on page one.

The gross investment rate is equal to:

    (a)the net asset value per share of a Fund share held in the Sub-Account of the Variable Account determined at the end of the current Valuation Period; plus

    (b)the per-share amount of any dividend or capital gain distributions by the Fund if the "ex-dividend" date occurs during the current Valuation Period; divided by

    (c)the net asset value per share of that Fund share held in the Sub-Account determined at the end of the preceding Valuation Period.

Transfers

General Transfer Information

A transfer is a reallocation of amounts under this contract between a DCA Fixed Account option, Fixed Account and the Sub-Accounts of the Variable Account subject to the limitations described below. You may make transfers by Written Request or, where permitted, by telephone or other means acceptable to us. Transfers may be subject to a transfer charge as described in the section of this contract titled "Contract Charges".

Transfer privileges may be suspended or modified by us at any time. The right to transfer values among the Sub-Accounts of the Variable Account is also subject to modification if we determine that the exercise of that right by one or more Owners is, or would be, to the disadvantage of other Owners. Any modification could be applied to transfers to or from some or all of the Sub-Accounts of the Variable Account. These modifications could include, but not be limited to, the requirements of a minimum time period between each transfer, not accepting transfer requests of an agent acting under a power of attorney on behalf of more than one Owner, limiting the dollar amount that may be transferred between the Sub-Accounts of the Variable Account by an Owner at any one time. We may apply these modifications or restrictions in any manner reasonably designed to prevent any use of the transfer right we consider to be to the disadvantage of other Owners. In the event your transfer activity is identified as disruptive you will be notified in writing that your transfer privileges will be restricted in the future if the activity continues.

Transfer Provisions before Annuity Commencement

Values in a DCA Fixed Account option will be transferred to the Sub-Accounts of the Variable Account as described in the section of this contract titled "Purchase Payments". These dollar cost averaging transfers will be made on a monthly basis unless otherwise agreed to by us. The transfers will occur on a date we determine. If you terminate the dollar cost averaging transfers for a DCA Fixed Account option prior to the end of the period, all remaining Purchase Payments and interest in the DCA Fixed Account will be transferred to the designated Sub-Accounts as of the Valuation Date coincident with or next following the date of termination. You may transfer additional amounts from the DCA Fixed Account to Sub-Accounts of the Variable Account prior to the end of the period for the DCA Fixed Account option elected. You may not transfer into a DCA Fixed Account option.

If you elect fixed dollar Annuity Payments, your Contract Value will be transferred to the Fixed Account as described in the section of this contract titled "Annuity Payment Benefits." No other transfers may be made to the Fixed Account.

Transfer Provisions after Annuity Commencement

During the Annuity Payment period, amounts held as annuity reserves may be transferred among the variable Sub-Accounts. Amounts held as reserves for the payment of fixed Annuity Payments may not be transferred to the variable Sub-Accounts.

Unless otherwise agreed to by us, we must receive a Written Request to transfer amounts held as reserve for Annuity Payments at least 3 days in advance of the date of the Annuity Payment subject to the transfer. When you request a transfer, it will be effective for future Annuity Payments. Your transfer will occur as of the Valuation Date applicable to the next Annuity Payment affected by your request. We will use the same valuation procedures that we describe to determine an initial variable Annuity Payment. Your Annuity Payment option will remain the same.

              ICC12-70232                       Minnesota Life 9

Transfers among Sub-Accounts of the Variable Account will be made on the basis of Annuity Unit values. The number of Annuity Units from the Sub-Account being transferred will be converted to a number of Annuity Units in the new Sub-Account. After this conversion, a number of Annuity Units in the new Sub-Account will be payable under the elected option. The first payment after conversion will be of the same dollar amount as it would have been without the transfer. The number of Annuity Units will be set at that number of units which are needed to pay that same amount on the transfer date.

Withdrawal and Surrender

Withdrawal Provisions

At any time before Annuity Payments begin, you may request a partial withdrawal from the Contract Value. You must make a Written Request for any withdrawals. The amount of any withdrawal must be for at least $250. We may treat any partial withdrawal that leaves a Contract Value of less than $2,000 as a complete surrender of the contract.

In the event of a withdrawal, the Contract Value will be reduced by the amount requested and any applicable deferred sales charge. The amount withdrawn may also reflect any required or requested federal and/or state income tax withholding.

Unless otherwise instructed by you, withdrawals will be made from your values in a DCA Fixed Account option, Fixed Account, and each Sub-Account of the Variable Account on a pro-rata basis relative to your Contract Value. Amounts withdrawn from the DCA Fixed Account or Fixed Account will be withdrawn on a first-in, first-out basis. Withdrawal values will be determined as of the Valuation Date coincident with or next following the date your Written Request is received at our home office.

Contract Surrender

At any time before Annuity Payments begin, you may surrender this contract for its Surrender Value. The Surrender Value will be determined as of the Valuation Date coincident with or next following the date your Written Request is received at our home office.

The Surrender Value will be paid in a single sum if the contract is surrendered for its full Surrender Value.

After making written request and receiving written approval from the Insurance Commissioner, where required, we reserve the right to delay payments or transfers from the DCA Fixed Account or Fixed Account for up to six months after we receive your Written Request. If such delay occurs, we will notify you of the specific date the transaction will occur, the reason for the delay, and the value of the transaction as of the date we receive your request.

Hospital, Medical Care and Terminal Condition Waivers (one year waiting period required)

Deferred sales charge will not apply when:

..   A withdrawal or surrender is requested any time after the first Contract
    Anniversary if you are confined to a hospital or medical care facility for at least 90 consecutive days. The request must be made while you are still confined or within 90 days after the discharge from a hospital or medical care facility after a confinement of at least 90 consecutive days. Medical care facility means a facility operated pursuant to law or any state licensed facility providing medically necessary inpatient care which is:
    (a) prescribed by a licensed Physician in writing; and (b) based on physical limitations which prohibit daily living in a non-institutional setting.

..   A withdrawal or surrender is requested any time after the first Contract
    Anniversary if you are diagnosed with a terminal condition. Terminal condition is an injury or illness: (a) diagnosed by a licensed Physician; and (b) expected to result in death within 12 months.

For purposes of these provisions, we must receive a Written Request documenting your confinement or terminal condition in writing. If any additional information is required, we will notify you within 10 days of receipt of your request. If you do not receive a request for additional information within 10 days, you may assume you have satisfied our requirement for documentation. These provisions will not apply to any withdrawal taken prior to the date we receive satisfactory proof. Physician means: (a) a licensed medical doctor (MD) or a licensed doctor of osteopathy (DO) practicing within the scope of his or her license; and (b) not you, the Annuitant or a member of either the Annuitant's or your immediate family. If the Owner is changed subject to the provisions of this contract, a one-year waiting period will apply before the new Owner is eligible for these waivers.

              ICC12-70232                      Minnesota Life 10

We will notify you in writing if your request to waive the deferred sales charge has been denied. At that time you may choose to accept or cancel the requested surrender or withdrawal, including any deferred sales charge.

Annuity Payment Benefits

Annuity Commencement Date

Annuity Payments begin on the Maturity Date shown on page one of this contract, or on the Annuity Commencement Date, if earlier. If you wish to change the Annuity Commencement Date, you must notify us in writing at least 30 days before Annuity Payments are to begin. Unless otherwise designated by you, the Owner will be the payee.

Election of Annuity Payment Option

You may elect, by Written Request, any one of the Annuity Payment options described below or any Annuity Payment option offered by us at the time of your election. Annuity Payments will be payable on a monthly basis unless otherwise agreed to by us. The Annuity Payment option may not be changed on or after the Annuity Commencement Date. If no election is provided, Annuity Payments will be made on the basis of option 2A, a life annuity with a period certain of 120 months.

The following Annuity Payment options are available:

Option 1 - Life Annuity - Annuity Payments payable for the lifetime of the Annuitant, ending with the last payment due prior to the Annuitant's death.

Option 2 - Life Annuity with a Period Certain - Annuity Payments payable for the lifetime of the Annuitant; provided, if the Annuitant dies before payments have been made for the entire period certain, those remaining certain payments will be made to the Beneficiary. The period certain may be for 120 months (Option 2A); for 180 months (Option 2B); or for 240 months (Option 2C).

Option 3 - Joint and Last Survivor - Annuity Payments payable for the joint lifetimes of the Annuitant and designated Joint Annuitant. The payments end with the last payment due before the survivor's death.

Annuity Calculation and Payment Dates

You may elect variable Annuity Payments, fixed dollar Annuity Payments, or a combination of fixed and variable Annuity Payments. If you elect variable Annuity Payments, your Contract Value will be transferred to your selected Sub-Accounts as of the date we receive your Written Request electing Annuity Payments. If you elect fixed dollar Annuity Payments, your Contract Value will be transferred to the Fixed Account as of the date we receive your Written Request electing Annuity Payments. Transfers may not occur more than 60 days prior to the date amounts are applied to provide Annuity Payments.

The amount available for Annuity Payments is the Contract Value adjusted for any applicable premium tax not previously deducted from Purchase Payments. As of the calculation date, the amount available for Annuity Payments will be applied to your selected Sub-Accounts for variable Annuity Payments and to the Fixed Account for fixed dollar Annuity Payments. Without our prior consent, the maximum amount that may be applied under this contract for a fixed dollar Annuity Payment is $1,000,000.

Annuity Payments will not be less than those that would be provided by the application of Surrender Value to purchase a single premium immediate annuity contract at annuity purchase rates offered by us at the time Annuity Payments commence to the same class of Annuitants.

Fixed Annuity Payments

The tables in Appendix A show the amount of guaranteed monthly fixed Annuity Payment that can be provided with each $1,000 of available value. The dollar amount of each payment depends upon the Annuity Payment option selected, the adjusted age of any Annuitant and Joint Annuitant, and the amount applied.

Variable Annuity Payments

The tables in Appendix B show the amount of the first monthly variable Annuity Payment that can be provided with each $1,000 of available value. The dollar amount of the first payment depends upon the Annuity Payment option selected, the adjusted age of any Annuitant and Joint Annuitant, the amount applied, and the Assumed Investment Return.

              ICC12-70232                      Minnesota Life 11

A number of Annuity Units are determined by dividing this dollar amount by the then current Annuity Unit value. This determination is made separately for each Sub-Account of the Variable Account. The number of Annuity Units remains unchanged during the period of Annuity Payments, except for transfers and in the case of certain joint Annuity Payment options that provide for a reduction in payment after the death of an Annuitant.

The dollar amount of the second and later variable Annuity Payments is equal to the number of Annuity Units determined for each Sub-Account multiplied by the annuity unit value for that Sub-Account. The payment amount may increase or decrease. The variable Annuity Payment will not decrease if the annualized return of the Sub-Accounts, reduced for the mortality and expense risk charge and the administrative charge, is at least equal to the Assumed Investment Return as stated in Appendix B. The dollar amount determined for each Sub-Account will be aggregated for purposes of making payment.

Annuity Unit Value

The value of an Annuity Unit for each Sub-Account of the Variable Account will vary to reflect the investment experience of the applicable Funds. It will be determined by multiplying:

    (a)the value of the Annuity Unit for that Sub-Account as of the preceding Valuation Date by

    (b)the net investment factor for that Sub-Account for the Valuation Date for which the Annuity Unit value is being calculated; and by

    (c)a factor that neutralizes the Assumed Investment Return

Minimum Payment

The first payment must be at least equal to the minimum payment amount according to our rules then in effect. If at any time, payments become less than the minimum payment amount, we have the right to change the payment frequency to meet the minimum payment requirements. If any payment amount is less than the minimum annual payment amount, we may make an alternative arrangement with you.

Death Benefits

Death of an Owner Prior to the Annuity Commencement Date

If any Owner dies before Annuity Payments begin, we will pay the death benefit of this contract to the Beneficiary. If the Owner of this contract is other than a natural person, such as a trust or other similar entity, we will pay the death benefit to the Beneficiary on the death of the Annuitant.

Death Benefit Amount Prior to the Annuity Commencement Date

The death benefit will be the greater of:

    (a)the Contract Value; or

    (b)the sum of Purchase Payments adjusted pro-rata for any amounts previously withdrawn.

The value of the death benefit will be determined as of the Valuation Date coincident with or next following the day we receive due proof of death at our home office. Any amounts due in excess of the Contract Value will be paid as a death benefit adjustment and directed into the Guaranteed Interest Options and Sub-Accounts of the Variable Account based on the same proportion that each bears to the Contract Value on the date the benefit is calculated in fulfillment of the death benefit provisions of the contract.

If there are values remaining in a DCA Fixed Account option as of the date we are notified of a death, all remaining amounts in the DCA Fixed Account on the date we are notified will be transferred in a lump sum to the Money Market Sub-Account.

From the date the death benefit adjustment is determined until complete distribution is made, any amount in the Variable Account will remain allocated to the Sub-Accounts and the value will fluctuate with the performance of the Sub-Accounts. This risk is borne by the Beneficiary.

We reserve the right to limit the death benefit to the Contract Value in lieu of any other death benefit value payable if we receive proof of death more than one year after the date of death.

              ICC12-70232                      Minnesota Life 12

Distribution of Death Benefit Proceeds

Generally we will pay the death benefit in a single lump sum unless another form of settlement has been requested and agreed to by us as of the date we receive all information necessary to make payment. A Beneficiary that is entitled to a death benefit may defer payment of this sum for up to five years from the date of death.

In addition, a Beneficiary who is a natural person may elect payment of the death benefit under an Annuity Payment option over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary with distribution beginning within one year of the date of death.

If the entire contract interest is payable to your surviving spouse who is your sole designated Beneficiary, the surviving spouse shall be treated as the contract Owner for purposes of: (a) when payments must begin; and (b) the time of distribution in the event of death. If a surviving spouse elects to assume his or her deceased spouse's contract, there may be a death benefit adjustment to the Contract Value for the death of the original Owner. The death benefit adjustment may only be exercised at the death of the original Owner and at the death of the first surviving spouse.

Any death benefit option provided under this contract will comply with
Section 72(s) of the Internal Revenue Code, as amended, for a Non-Qualified Contract and Section 401(a)(9), as amended, for a Qualified Contract, as well as any other applicable law or regulation governing death benefit payments

Payment to your designated Beneficiary, other than in a lump sum may only be elected by your designated Beneficiary during the sixty (60) day period beginning with the date we receive proof of death.

Amount Payable at Death on or After the Annuity Commencement Date

If the Annuitant dies on or after the Annuity Commencement Date, payments will be made according to the terms of the Annuity Payment option selected. Under Option 2 the Beneficiary may elect to have the present value of the remaining period certain payments (commuted value) paid in a lump sum. The commuted value will be based on the then current dollar amount of one payment and the same interest rate that served as a basis for the annuity. The remaining value in the contract must be distributed at least as rapidly as under the Annuity Payment option in effect as of the Annuitant's death.

If the Owner dies on or after the Annuity Commencement Date, the Beneficiary will become the new Owner and any remaining payments under the Annuity Payment option selected will continue at least as rapidly as under the Annuity Payment option in effect as of the Owner's death.

Proof of Death

Proof of any claim under this contract, satisfactory to us, must be submitted in writing to us at our home office. Generally, we require a certified death certificate as proof of death. However, in the event that a certified death certificate is unavailable, we may accept one of the following:

    (a)a certified copy of the death certificate;

    (b)a certified decree of a court of competent jurisdiction as to the finding of death;

    (c)a written statement signed by a medical doctor who attended the deceased at the time of death; or

    (d)any other written proof satisfactory to us.

Beneficiaries

The death benefit will be payable to the Beneficiary or Beneficiaries as named in the application for this contract unless subsequently changed by you. To change the Beneficiary, you must submit a Written Request to us. After it has been received, it will take effect as of the date you signed the request. However, it will not apply to any death benefits paid prior to the request being received in our home office records.

Unless you designate otherwise, if a Beneficiary dies, his/her interest in this contract ends with his/her death. Only those Beneficiaries who survive you will be eligible to share in a death benefit. If no Beneficiary survives you, we will pay the death benefit of this contract to your estate.

              ICC12-70232                      Minnesota Life 13

Minnesota Life Insurance Company, a stock company, is a subsidiary of Minnesota Mutual Companies, Inc., a mutual insurance holding company. You are a member of Minnesota Mutual Companies, Inc. which holds its annual meetings on the first Tuesday in March of each year at 3:00 p.m. local time. The meetings are held at 400 Robert Street North, St. Paul, Minnesota 55101-2098.

..   Flexible Payment Deferred Variable Annuity Contract

..   Fixed or Variable Annuity Payment Benefits

..   A Nonparticipating Contract

 LOGO
  Minnesota Life Insurance Company
  400 Robert Street North
  St. Paul, MN 55101-2098

                   APPENDIX A - FIXED ANNUITY PAYMENT RATES

The following tables show the minimum dollar amount of monthly fixed Annuity Payment that can be provided with each $1,000 of available value.

The rates shown are based on an interest rate of 1.00%, compounded annually, and the Annuity 2000 Mortality Table. Dollar amounts for ages or payment frequencies other than those shown here will be calculated on the same basis and may be obtained from us upon request.

Annuitant and Joint Annuitant age are determined on an age nearest birthday basis as of the Annuity Commencement Date and will be further adjusted based on the year of commencement as follows:

                   Annuity Commencement Year  Age Adjustment
                   -------------------------  --------------
                         2010 - 2019                -1
                         2020 - 2029                -2
                        2030 and later              -3

                                     Life with   Life with   Life with
         Male Annuitant     Life    120 Months  180 Months  240 Months
         Adjusted Age    (Option 1) (Option 2A) (Option 2B) (Option 2C)
         --------------  ---------- ----------- ----------- -----------
              50           $ 2.98      $2.97       $2.94       $2.89
              55             3.37       3.34        3.29        3.20
              60             3.89       3.82        3.71        3.55
              65             4.58       4.43        4.22        3.90
              70             5.54       5.20        4.76        4.21
              75             6.87       6.08        5.26        4.43
              80             8.72       6.99        5.63        4.54
              85            11.30       7.77        5.85        4.58

                                      Life with   Life with   Life with
        Female Annuitant     Life    120 Months  180 Months  240 Months
         Adjusted Age     (Option 1) (Option 2A) (Option 2B) (Option 2C)
        ----------------  ---------- ----------- ----------- -----------
              50            $ 2.75      $2.74       $2.72       $2.70
              55              3.08       3.06        3.04        2.99
              60              3.52       3.49        3.43        3.34
              65              4.11       4.03        3.92        3.72
              70              4.93       4.75        4.49        4.09
              75              6.12       5.66        5.07        4.37
              80              7.88       6.70        5.55        4.52
              85             10.50       7.63        5.82        4.58

                      Joint and Last Survivor (Option 3)

                                 Female Annuitant Adjusted Age
  Male Annuitant  -----------------------------------------------------------
  Adjusted Age     40    45    50    55    60    65    70    75    80    85
  --------------  ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
       50         $2.18 $2.33 $2.47 $2.60 $2.71 $2.81 $2.87 $2.92 $2.95 $2.96
       55          2.21  2.38  2.55  2.73  2.90  3.05  3.16  3.25  3.30  3.34
       60          2.24  2.42  2.62  2.85  3.08  3.30  3.49  3.64  3.74  3.81
       65          2.25  2.44  2.67  2.93  3.22  3.53  3.83  4.09  4.28  4.41
       70          2.26  2.46  2.70  2.99  3.33  3.73  4.15  4.56  4.91  5.17
       75          2.26  2.47  2.72  3.03  3.41  3.87  4.41  5.01  5.58  6.06
       80          2.27  2.47  2.73  3.05  3.46  3.97  4.61  5.39  6.23  7.03
       85          2.27  2.48  2.74  3.06  3.48  4.03  4.75  5.67  6.79  7.98

                                             Minnesota Life Insurance Company 1

                   APPENDIX A - FIXED ANNUITY PAYMENT RATES

The following tables show the minimum dollar amount of monthly fixed Annuity Payment that can be provided with each $1,000 of available value.

The rates shown are based on an interest rate of 1.00%, compounded annually, and the Annuity 2000 Mortality Table, blended to provide genderless rate. Dollar amounts for ages or payment frequencies other than those shown here will be calculated on the same basis and may be obtained from us upon request.

Annuitant and Joint Annuitant age are determined on an age nearest birthday basis as of the Annuity Commencement Date and will be further adjusted based on the year of commencement as follows:

                   Annuity Commencement Year  Age Adjustment
                   -------------------------  --------------
                         2010 - 2019                -1
                         2020 - 2029                -2
                        2030 and later              -3

                                    Life with   Life with   Life with
           Annuitant       Life    120 Months  180 Months  240 Months
          Adjusted Age  (Option 1) (Option 2A) (Option 2B) (Option 2C)
          ------------  ---------- ----------- ----------- -----------
              50          $ 2.79      $2.78       $2.77       $2.74
              55            3.14       3.12        3.09        3.04
              60            3.59       3.55        3.49        3.38
              65            4.20       4.11        3.98        3.76
              70            5.05       4.84        4.54        4.12
              75            6.26       5.75        5.11        4.38
              80            8.04       6.76        5.57        4.53
              85           10.65       7.66        5.83        4.58

                      Joint and Last Survivor (Option 3)

                                Joint Annuitant Adjusted Age
    Annuitant    -----------------------------------------------------------
   Adjusted Age   40    45    50    55    60    65    70    75    80    85
   ------------  ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
       50        $2.19 $2.31 $2.43 $2.54 $2.62 $2.69 $2.73 $2.76 $2.77 $2.78
       55         2.23  2.38  2.54  2.69  2.83  2.93  3.01  3.07  3.10  3.12
       60         2.25  2.43  2.62  2.83  3.03  3.20  3.34  3.44  3.51  3.55
       65         2.27  2.46  2.69  2.93  3.20  3.46  3.70  3.89  4.02  4.10
       70         2.28  2.49  2.73  3.01  3.34  3.70  4.06  4.39  4.64  4.82
       75         2.29  2.50  2.76  3.07  3.44  3.89  4.39  4.90  5.36  5.72
       80         2.30  2.51  2.77  3.10  3.51  4.02  4.64  5.36  6.11  6.77
       85         2.30  2.52  2.78  3.12  3.55  4.10  4.82  5.72  6.77  7.85

                                                                 Minnesota Life

                  APPENDIX B - VARIABLE ANNUITY PAYMENT RATES
                       ASSUMED INVESTMENT RETURN = 4.50%

The following tables show the minimum dollar amount of initial monthly variable Annuity Payment that can be provided with each $1,000 of available value.

The rates shown are based on the Assumed Investment Return, compounded annually, and the Annuity 2000 Mortality Table. Dollar amounts for ages or payment frequencies other than those shown here will be calculated on the same basis and may be obtained from us upon request.

Annuitant and Joint Annuitant age are determined on an age nearest birthday basis as of the Annuity Commencement Date and will be further adjusted based on the year of commencement as follows:

                   Annuity Commencement Year  Age Adjustment
                   -------------------------  --------------
                         2010 - 2019                -1
                         2020 - 2029                -2
                        2030 and later              -3

                                     Life with   Life with   Life with
         Male Annuitant     Life    120 Months  180 Months  240 Months
         Adjusted Age    (Option 1) (Option 2A) (Option 2B) (Option 2C)
         --------------  ---------- ----------- ----------- -----------
              50           $ 4.98      $4.94       $4.89       $4.82
              55             5.35       5.28        5.20        5.08
              60             5.86       5.73        5.58        5.38
              65             6.56       6.32        6.03        5.68
              70             7.55       7.04        6.51        5.93
              75             8.91       7.86        6.95        6.11
              80            10.82       8.69        7.27        6.21
              85            13.48       9.40        7.46        6.25

                                      Life with   Life with   Life with
        Female Annuitant     Life    120 Months  180 Months  240 Months
         Adjusted Age     (Option 1) (Option 2A) (Option 2B) (Option 2C)
        ----------------  ---------- ----------- ----------- -----------
              50            $ 4.73      $4.71       $4.68       $4.64
              55              5.04       5.00        4.96        4.89
              60              5.46       5.39        5.31        5.19
              65              6.04       5.91        5.74        5.51
              70              6.86       6.59        6.26        5.83
              75              8.08       7.45        6.78        6.07
              80              9.89       8.41        7.20        6.19
              85             12.60       9.27        7.44        6.24

                      Joint and Last Survivor (Option 3)

                                 Female Annuitant Adjusted Age
  Male Annuitant  -----------------------------------------------------------
  Adjusted Age     40    45    50    55    60    65    70    75    80    85
  --------------  ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
       50         $4.20 $4.31 $4.42 $4.53 $4.64 $4.73 $4.81 $4.87 $4.91 $4.94
       55          4.23  4.36  4.50  4.65  4.80  4.94  5.06  5.16  5.23  5.28
       60          4.26  4.40  4.56  4.75  4.95  5.16  5.35  5.52  5.64  5.73
       65          4.27  4.43  4.61  4.84  5.09  5.37  5.66  5.93  6.15  6.32
       70          4.29  4.45  4.65  4.90  5.21  5.57  5.97  6.38  6.75  7.05
       75          4.30  4.46  4.68  4.95  5.30  5.72  6.24  6.82  7.40  7.92
       80          4.30  4.48  4.70  4.98  5.36  5.84  6.46  7.21  8.05  8.87
       85          4.31  4.48  4.71  5.01  5.40  5.92  6.61  7.52  8.62  9.82

                                             Minnesota Life Insurance Company 1

                  APPENDIX B - VARIABLE ANNUITY PAYMENT RATES
                       ASSUMED INVESTMENT RETURN = 4.50%

The following tables show the minimum dollar amount of initial monthly variable Annuity Payment that can be provided with each $1,000 of available value.

The rates shown are based on the Assumed Investment Return, compounded annually, and the Annuity 2000 Mortality Table, blended to provide genderless rates. Dollar amounts for ages or payment frequencies other than those shown here will be calculated on the same basis and may be obtained from us upon request.

Annuitant and Joint Annuitant age are determined on an age nearest birthday basis as of the Annuity Commencement Date and will be further adjusted based on the year of commencement as follows:

                   Annuity Commencement Year  Age Adjustment
                   -------------------------  --------------
                         2010 - 2019                -1
                         2020 - 2029                -2
                        2030 and later              -3

                                    Life with   Life with   Life with
           Annuitant       Life    120 Months  180 Months  240 Months
          Adjusted Age  (Option 1) (Option 2A) (Option 2B) (Option 2C)
          ------------  ---------- ----------- ----------- -----------
              50          $ 4.78      $4.76       $4.73       $4.68
              55            5.10       5.06        5.01        4.93
              60            5.54       5.46        5.37        5.23
              65            6.14       5.99        5.81        5.55
              70            7.00       6.68        6.31        5.85
              75            8.24       7.54        6.82        6.08
              80           10.08       8.47        7.21        6.20
              85           12.78       9.29        7.44        6.24

                      Joint and Last Survivor (Option 3)

                                Joint Annuitant Adjusted Age
    Annuitant    -----------------------------------------------------------
   Adjusted Age   40    45    50    55    60    65    70    75    80    85
   ------------  ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
       50        $4.20 $4.30 $4.39 $4.48 $4.56 $4.62 $4.67 $4.71 $4.74 $4.76
       55         4.24  4.36  4.48  4.61  4.73  4.83  4.92  4.98  5.03  5.06
       60         4.27  4.40  4.56  4.73  4.90  5.07  5.21  5.32  5.41  5.46
       65         4.29  4.44  4.62  4.83  5.07  5.31  5.54  5.73  5.89  5.99
       70         4.31  4.47  4.67  4.92  5.21  5.54  5.88  6.21  6.48  6.68
       75         4.32  4.50  4.71  4.98  5.32  5.73  6.21  6.71  7.18  7.56
       80         4.33  4.51  4.74  5.03  5.41  5.89  6.48  7.18  7.92  8.60
       85         4.34  4.52  4.76  5.06  5.46  5.99  6.68  7.56  8.60  9.69

                                                                 Minnesota Life